Exhibit 99.1

Sino Clean Energy, Inc. Announces One-for-Ten Reverse Stock Split

Companies: SINO CLEAN ENERGY

Press Release Source: Sino Clean Energy, Inc. On Thursday May 6, 2010, 4:15 pm EDT

XI'AN, China, May 6 /PRNewswire-Asia-FirstCall/ -- Sino Clean Energy, Inc. (OTC Bulletin Board:SCLX.ob - News) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in the People's Republic of China ("China"), today announced that it has filed a Certificate of Change to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a reverse stock split pursuant to which each ten (10) currently issued and outstanding shares of Company's Common Stock, par value $0.001 (the "Common Stock"), will be automatically converted into one (1) share of Common Stock. Following the reverse split, the Company will have approximately 16,557,000 shares of Common Stock issued and outstanding and 30,000,000 shares of Common Stock authorized. The reverse stock split will be effective at the market opening on May 7, 2010, at which time the Company's Common Stock will begin trading on the OTC Bulletin Board on a split-adjusted basis. To denote the reverse stock split the Company's common stock will trade under the symbol "SCLXD" for a period of 20 trading days. After 20 trading days the Company's Common Stock will resume trading under the symbol "SCLX."

As a result of the reverse stock split, Sino Clean Energy shareholders at the effective time of the reverse stock split will receive one new share of the Company's Common Stock in exchange for every ten shares held. All fractional shares, which would otherwise result from the reverse stock split, will be rounded up to the nearest whole share in lieu of fractional shares, so that no cash will be payable in lieu of fractional shares. Registered holders of the Company's Common Stock holding stock certificates will receive a letter of transmittal from the Company's transfer agent, Signature Stock Transfer, with instructions for the exchange of stock certificates.

"We believe that the reverse stock split of our Common Shares, along with other progress made by the Company, will move us closer to fulfilling the requirements for listing on a national securities exchange, which we believe will make our company more attractive to a broader audience of investors, including institutional investors," stated Baowen Ren, Chairman and CEO of Sino Clean Energy. "We believe that moving to a national securities exchange would benefit our investors by enhancing our position in the financial markets, providing increased trading liquidity and increasing awareness of Sino Clean Energy's strong operating performance and financial condition, as well as our market leadership position relative to China's growing demand for clean energy."

For further information regarding the reverse stock split, please refer to the Company's 8-K to be filed with the U.S. Securities and Exchange Commission and available on the SEC website at http://www.sec.gov following effectiveness of the reverse stock split.

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water slurry fuel ("CWSF"), which is a fuel substitute for oil, natural gas and coal in the PRC. With locations in Shaanxi Province and Liaoning Province, Sino Clean Energy is the largest CWSF producer in Northwestern China with 850,000 metric tons of total annual capacity. For more information about Sino Clean Energy, please visit http://www.sinocei.net/ ..

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world, release and sales of new products and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact:

Company:

Ming Lee
Assistant to the Chairman
Tel:    +86-29-8406-7376    +86-29-8406-7376 (China)
Email: marin_lm@163.com

Investor Relations:

HC International, Inc.
Ted Haberfield, Executive VP
Tel:    +1-760-755-2716    +1-760-755-2716
Email: thaberfield@hcinternational.net
Web:   http://www.hcinternational.net